Exhibit 16.1

September 22, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K dated September 22, 2023 of The Singing Machine Company, Inc. and are in agreement with the statements contained therein regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP

EisnerAmper LLP